Report of Independent Accountants


     To the Trustees of the American Century Target Maturities Trust and Shareholders of the Target Maturities Trust 2005 Fund, Target Maturities Trust 2010 Fund, Target Maturities Trust 2015 Fund, Target Maturities Trust 2020 Fund, Target Maturities Trust 2025 Fund and Target Maturities Trust 2030 Fund :

     In planning and performing our audits of the financial statements of the American Century Target Maturities Trust (the "Funds") for the year ended
September 30, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

     The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those control activities include the safeguarding of assets against unauthorized acquisition, use or disposition.

     Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

     Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, which we consider to be material weaknesses as defined above as of September 30, 2001.

     This report is intended solely for the information and use of management and the Board of Trustees and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/
PRICEWATERHOUSECOOPERS LLP

November 5, 2001